Exhibit 10.1

TRADEMARK LICENSE AND PRODUCT DISTRIBUTION AGREEMENT

This Trademark License and Product Distribution Agreement (hereinafter “Agreement”), is effective as of the 14 day of  January, 2010 (hereinafter “Agreement Date”), and is made by and between Zeroloft Corp (hereinafter “LICENSOR”), a Wyoming corporation having a legal address of 2710 Thomes Avenue, Cheyenne, Wyoming 82001, and Element 21 Sports Company (hereinafter “LICENSEE”), a Delaware corporation having a legal address of 200 Queens Quay East, Unit # 1, Toronto, Ontario M5A 4K9 Canada (together, the “Parties”).

WHEREAS, LICENSOR has adopted and/or is using itself or through its related company, licensee, or predecessor the name and mark ZEROLOFT alone and in combination with other terms and/or symbols and variations thereof in the United States and elsewhere throughout the world and is the owner of common law rights and of the U.S. Trademark Application(s) and/or Registration(s) from the United States Patent and Trademark Office and the International Trademark Application(s) listed on Exhibit A of this Agreement (hereinafter collectively referred to as the “Trademarks”); and

WHEREAS LICENSOR manufactures and sells proprietary, weather-resistant fabric, products made of such fabric, thermal insulation and related insulating fabrics (hereinafter “Product”);

WHEREAS, LICENSEE is desirous of acquiring the exclusive right to distribute items comprised of the Product bearing the Trademarks as more fully described below in the field of sport wear apparel, footwear and related sports specialty items;

NOW, THEREFORE, in consideration of the foregoing Recitals, which are hereby incorporated into the operative terms hereof, the mutual promises contained in this Agreement and other good and valuable consideration from LICENSEE to LICENSOR, the receipt and sufficiency of which is hereby acknowledged by LICENSOR, the Parties hereby agree as follows:

1.  License.  LICENSOR grants to LICENSEE a limited, worldwide, exclusive right, to whatever extent LICENSOR has, has had, or will have such rights, to use the Trademarks under the common law and under the auspices and privileges provided by any of the registrations covering the same during the Term of this Agreement, and LICENSEE hereby undertakes to use the Trademarks as follows, directly or through sublicensees:

a. as brand names for insulating fabrics and thermal insulation raw materials and in connection with corresponding “made with” labeling on sport wear apparel and sport wear footwear products as listed in Exhibit B, LICENSEE expressly having no rights hereunder to use or sublicense any of the Trademarks in connection with goods other than those listed in Exhibit B, whether exclusively or non-exclusively, such use of the Trademarks being further defined in and limited by the Brand Guidelines document attached as Exhibit C of this Agreement and incorporated herein by reference;

b. in print and other advertising media in connection with the promotion, sale and offer for sale of the products identified in Exhibit B, again as guided by the Brand Guidelines document attached as Exhibit C of this Agreement, but such advertising use and any departure from the therein described and shown hang tag artwork is only permissible with LICENSOR’s prior written approval; and

c. in the limited context of services offered in connection with the manufacture and sale of products identified in Exhibit B, such as sponsorship and cross-promotional services.

2.  Distribution Rights.  LICENSOR grants to LICENSEE a limited, worldwide, exclusive right to distribute the Product for use in the manufacture, production and sale of items in the field of sport wear apparel, footwear and related sports specialty items.

3.  Quality of Products and Services.  LICENSEE agrees to maintain such quality standards as shall be prescribed by LICENSOR in the conduct of the business operations with which the Trademarks are used.  LICENSEE or its subsidiary or sublicensee shall use the Trademarks only with goods and services listed in Exhibit B that are offered for sale, sold or rendered by LICENSEE or its subsidiary or sublicensee in accordance with the terms of this Agreement and with the guidance and directions furnished to LICENSEE by LICENSOR, or its authorized representatives or agents, from time to time, if any; but always the quality of the goods and services shall be satisfactory to LICENSOR or as specified by LICENSOR.

4.  Inspection.  LICENSEE will permit duly authorized representatives of LICENSOR to inspect the premises of LICENSEE or its subsidiary or authorized factory or other supplier using the Trademarks at all reasonable times, for the purpose of ascertaining or determining compliance with Paragraphs 1 and 2 hereof.

5.  Use of Trademarks.  When using the Trademarks under this Agreement, LICENSEE must undertake to comply substantially with all laws pertaining to the Trademarks.  This provision includes compliance with marking requirements.  LICENSEE represents and warrants that all goods and services to be sold under the Trademarks and the marketing, sales, and distribution of them shall meet or exceed all international, federal, state, and local laws, ordinances, standards, regulations, and guidelines pertaining to such products or activities, including, but not limited to, those pertaining to product safety, quality, labeling and propriety.  LICENSEE agrees that it will not package, market, sell, or distribute any goods or services or cause or permit any goods or services to be packaged, marketed, sold, or distributed in violation of any such international, federal, state, or local law, ordinance, standard, regulation, or guideline.  LICENSEE shall maintain general and product liability insurance coverage in connection with the operation of its business within the scope of this Agreement and shall name LICENSOR in any and all such insurance policies and riders as an additional insured.  Failure to obtain such insurance coverage shall be considered breach of this agreement and be subject to the provision of Paragraph 10.

6.  Payment of Proceeds and Royalties.

a. LICENSEE is hereunder granted a license that is retroactive to January 1, 2009, and is deemed fully paid for the period from January 1, 2009, to the Agreement Date (“the Retroactive Period”) upon issuance to LICENSOR of two million dollars ($2,000,000 USD) worth of ETGF stock at current fair market value of forty-five cents per share ($0.45/share) and payment to LICENSOR of a further one million dollars ($1,000,000 USD) in the form of additional shares of ETGF stock at then fair market value, a lump sum payment, or installment payments of two hundred thousand dollars ($200,000 USD) per year for five years, at the sole election of LICENSOR.

b. LICENSEE shall pay a royalty equal to fifty percent (50%) of the gross royalty revenues charged in connection with the manufacture, distribution and/or sale of products by sublicensees using or relating to one or more of the Trademarks subject to this Agreement in connection with the products.

c. Any royalty owed to LICENSOR from the Agreement Date forward will be determined, reported and paid to LICENSOR shall be due within thirty (30) days following the end of each calendar month for all royalties received or sales occurring.     At the time each such Royalty payment is due, LICENSEE or its Successor shall also submit to LICENSOR, along with the Royalty payment, a report (herein “Royalty Report”) showing in detail the quantity of Units sold and the amount of Royalty accruing thereon during  that calendar month.

d. Upon request by LICENSOR, LICENSEE or its Successor agrees to allow an independent certified public accountant to inspect, during normal business hours and not more than once per year, the records of LICENSEE or its Successor to the extent necessary to verify the accuracy of any Royalty Report.  LICENSEE or its Successor agrees to keep and make available such records of the sales of Units and all other contracts, agreements and other arrangements that affect Royalty reporting.  The costs of such accountant, together with all other costs of inspection and copying during the course of LICENSOR’s inspection of records of the LICENSEE or its Successor shall be paid by LICENSOR unless a discrepancy in the Royalty payments in excess of two percent (2%) in favor of LICENSEE or its Successor is discovered, in which case LICENSEE or its Successor shall pay the LICENSOR, within thirty (30) days following the end of the next calendar month, an amount equal to the discovered discrepancy plus all fees and costs associated with the inspection.

e. For the purpose of computing the Royalty payments hereunder, a Unit shall be considered “sold” when such sale is invoiced or, if not invoiced, when shipped to a third party.

f.  LICENSOR and LICENSEE hereby agree that LICENSEE shall receive from any sublicensee a minimum royalty of at least two and one half cents and up to ten cents  ($0.025-$0.10) US per square foot (ft2) of thermal insulation or insulating fabric using or relating to one or more of the Trademarks or the underlying technology.

7.  Term of License.  This Agreement will commence on the Agreement Date, though is retroactive to the time LICENSOR first licensed use of one or more of the Trademarks to LICENSEE as contemplated hereunder, and at least is retroactive to January 1, 2009, and shall remain in effect for five (5) years from the Agreement Date and shall be renewable for subsequent and successive one-year periods unless notice of termination is sent from either party at least ninety (90) days prior to any such anniversary date, subject to the other terms of this Agreement.

8.  Non-Assignment.  This Agreement is not assignable or transferable in any manner whatsoever without LICENSOR’s prior written approval, except that either party may assign its rights and obligations under this Agreement without the permission of the other party to any majority owned subsidiary, or in the event of a merger, consolidation, or sale of all or substantially all of the assigning party’s stock, assets, income stream or business to which this Agreement relates, any such acquiring party under any circumstances being referred to herein as “Successor” and the date of any such transaction being referred to herein as the “Acquisition Date.”  To the extent that LICENSOR has not exercised its right to terminate as set forth in Paragraph 11 below, the terms of the license hereunder shall be binding on and inure to the benefit of LICENSEE’s Successors, with such Successors to LICENSEE expressly taking a continued license under the Trademarks as set forth herein subject to the royalty provisions set forth in Paragraph 6 above.  Nothing in this section shall prevent or limit LICENSOR’s right to sell, borrow against, amortize, reduce to present value, or otherwise take a present interest in the future payments by LICENSEE’s Successor contemplated under this Agreement.

9.  Warranties and Representations.

a. LICENSOR warrants to LICENSEE that it has the lawful right to grant this License and that at the time of execution of this Agreement, LICENSOR has no knowledge as to any third party claims regarding the proprietary rights in the Trademarks that would interfere with the rights granted under this Agreement.

b. LICENSEE warrants to LICENSOR that it will not enter into any  sublicense agreement on terms inconsistent with any terms herein or assign its rights and/or obligations under this Agreement to any majority owned subsidiary or other such agreement with respect to the merger, consolidation, assets, income stream or business to which this Agreement relates without (i) making the subsidiary or acquiring party aware of the terms of this Agreement as they relate to such LICENSEE’s Successor, including but not limited to the requirement of payment of the Royalties as set forth in Paragraph 6 and (ii) putting such terms and the notice thereof in writing in a document signed by such LICENSEE’s Successor, whether a memorandum of understanding or letter of intent, a stock or asset purchase agreement, or other such writing, whereby such LICENSEE’s Successor clearly and unequivocally takes control of LICENSEE and continues use of one or more of the Trademarks under license, if at all, pursuant to the terms of this Agreement.

10.  Indemnification.  LICENSOR shall defend, indemnify and hold LICENSEE and LICENSEE shall defend indemnify and hold LICENSOR and its parents, subsidiaries, affiliates, and their shareholders, directors, officers, representatives,  employees, members, managers and agents harmless against all third party claims, and resulting damages, losses and costs (including  attorneys' fees), arising from or in connection with a breach of the foregoing representations and warranties; the manufacture, composition or quality of the Products, including but not limited to in connection with any allegedly unauthorized use of any patent, process, idea, method, or device in connection with the Products; and also from any claims, suits, losses and damages arising out of alleged defects in the Products; or resulting from any failure of LICENSOR, or any person, firm, or entity acting under or through LICENSOR, to comply with the provisions of this Agreement or to comply with any applicable laws including, without limitation of the foregoing, accidental death of, or injury to, persons or damage to property, and claims of infringement of intellectual property rights, including copyrights, trademark, trade dress and/or patent claims.

           11. Termination.  Except as otherwise provided herein, this Agreement shall remain in full force and effect for the period stated in Paragraph 7, above.  This Agreement may be terminated: (a) by either party in the event the other party materially breaches the terms and conditions of this Agreement, provided that the non-breaching party gives the breaching party written notice of any such breach and the breaching party fails to cure (or fails to take reasonable steps to cure) such breach within thirty (30) days thereof; (b) by either party in the event the other party makes a general assignment for the benefit of creditors, files a voluntary petition in bankruptcy or for reorganization or arrangement under the bankruptcy laws, if a petition in bankruptcy is filed against such party, or if a receiver or trustee is appointed for all or any part of the property or assets of such party, and provided that any such action is not dismissed within thirty (30) days after such action is initiated; or (c) by a written agreement executed by the parties.  LICENSOR also retains the right to terminate this Agreement within ninety (90) days of the Acquisition Date relative to a Successor to LICENSEE irrespective of the execution of a new agreement between LICENSOR and LICENSEE’s Successor.

12. Ownership of Trademarks.  LICENSEE acknowledges LICENSOR’s exclusive right, title and interest in and to the Trademarks and will not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part or all of such right, title and interest.  In connection with the use of the Trademarks, LICENSEE or its Successor shall not in any manner represent that it has any ownership in the Trademarks or registrations thereof, and acknowledges that use of the Trademarks shall inure to the benefit of LICENSOR.  On termination or expiration of this Agreement or any portion thereof in any manner provided herein, LICENSEE or its Successor and any sublicensees will forward to LICENSOR all molds, labels, patterns, signs, displays or other identifications or advertising material, supplies and documents, and any other materials bearing any of the Trademarks and will certify to LICENSOR in writing that it has done so.  Furthermore, LICENSEE or its Successor and any sublicensees will not at any time adopt or use without LICENSOR’s prior written consent, any word or mark which is likely to be similar to or confusing with any of the Trademarks.

13. Trademark Prosecution and Maintenance.  LICENSOR shall have the sole right and responsibility, including the costs thereof, for prosecuting and maintaining any and all U.S. and foreign Trademark Applications and Trademark Registrations listed in Exhibit A or later filed or obtained.  LICENSOR shall promptly obtain trademark availability searches through qualified legal counsel in relevant geographic jurisdictions upon LICENSEE’s request and secure trademark protection to facilitate the purpose of this Agreement.  LICENSOR will maintain the Trademarks using counsel of its choice, including timely submission of the appropriate renewal affidavits and payments necessary to maintain any U.S. Trademark Registration listed in Exhibit A or later obtained during the Term of this Agreement for any Trademark covered hereunder.  LICENSEE, at no expense to itself, shall cooperate in any such prosecution or maintenance efforts.

14. Infringement of Trademarks.  If LICENSEE learns of any actual or threatened infringement of any of the Trademarks or the Product or of the existence, use, or promotion of any mark or design similar to any of the Trademarks, LICENSEE shall promptly notify LICENSOR.  LICENSOR has the right to decide at its sole discretion what legal proceedings or other action, if any, shall be taken, by who, how such proceedings or other action shall be conducted, and in whose name such proceedings or other action shall be performed.  Any legal proceedings instituted pursuant to this Paragraph 13 shall be for the sole benefit of LICENSOR and all sums recovered in such proceedings, whether by judgment, settlement, or otherwise, shall be retained solely and exclusively by LICENSOR unless agreed to otherwise and in writing by LICENSOR.

15. Injunctive Relief.  LICENSEE acknowledges that any breach or threatened breach of any of LICENSEE’s covenants in this Agreement relating to the Trademarks, including, without limitation, LICENSEE’s or its Successor’s failure to cease the manufacture, sale, marketing, or distribution of goods bearing any of the Trademarks at the termination or expiration of this Agreement will result in immediate and irreparable damage to LICENSOR and to the rights of any subsequent assignee or licensee of them.  LICENSEE acknowledges and admits that there is no adequate remedy at law for failure to cease such activities, and LICENSEE agrees that in the event of such breach or threatened breach, LICENSOR shall be entitled to temporary and permanent injunctive relief and such other relief as any court with jurisdiction may deem just and proper.

16. Disclosure and Confidentiality.  Each party, unless otherwise provided by the written consent of the other, shall hold in confidence this Agreement and/or any transaction relative hereto, except where the disclosure of such Agreement or transaction is required by law or to meet the provisions of Paragraph 8-b.  The foregoing obligation of confidentiality shall survive termination or expiration of this Agreement and for five (5) years following the date of such termination or expiration.

17. Severability.  If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law or any competent government or other authority, the remaining provisions shall be severable and enforceable in accordance with their terms so as this Agreement without such terms or provisions does not fail of its essential purpose or purposes.  The Parties will negotiate in good faith to replace any such illegal or unenforceable provision or provisions with suitable substitute provisions that maintain the economic purposes and intentions of this Agreement.

18. Notice.  Any notices required or permitted to be given under this Agreement shall be deemed sufficiently given if mailed by registered mail, postage prepaid, addressed to the party to be notified at its address shown above (followed by facsimile or e-mail, if possible), or at such other address as may be furnished in writing to the notifying party.

19. Miscellaneous.

a. Captions.  The captions for each Paragraph have been inserted for the sake of convenience and shall not be deemed to be binding upon the Parties for the purpose of interpretation of this Agreement.

b. Interpretation.  The Parties agree that each party and its counsel have reviewed this Agreement and the normal rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

c. Waiver.  The failure of LICENSOR to insist in any one or more instances upon the performance of any term, obligation, or condition of this Agreement by LICENSEE or to exercise any right or privilege herein conferred upon LICENSOR shall not be construed as thereafter waiving such term, obligation, or condition, or relinquishing such right or privilege, and the acknowledged waiver or relinquishment by LICENSOR of any default or right shall not constitute waiver of any other default or right.  No waiver shall be deemed to have been made unless expressed in writing.

d. Relationship.  The Parties hereby acknowledge and agree that neither party shall be considered to be the agent, representative, master or servant of the other party for any purpose whatsoever, and that neither party has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other party.  Nothing in this Agreement shall be construed to create a relationship of joint venture, partnership, fiduciary or other similar relationship between the Parties.

e. Entire Agreement.  The terms and conditions herein constitute the entire agreement between the Parties and shall supersede all previous agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof.

f. No Oral Modification.  No agreement or understanding bearing on the subject matter of this Agreement shall be binding upon either party hereto unless it shall be in writing and signed by the duly authorized officer or representative of each of the Parties and shall expressly refer to this Agreement.

g. Time of Essence.  Time is of the essence with respect to the obligations to be performed under this Agreement.

h. Rights Cumulative.  Except as expressly provided in this Agreement, and to the extent permitted by law, any remedies described in this Agreement are cumulative and not alternative to any other remedies available at law or in equity.

i. Governing Law and Consent to Jurisdiction.  ALL QUESTIONS AND/OR DISPUTES CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF CALIFORNIA.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA AND OF THE FEDERAL COURTS SITTING IN THE STATE OF CALIFORNIA.

j. Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed a valid, original agreement when signed by each party.

k. Signatures.  This Agreement is not binding upon the Parties until it has been signed below on behalf of each party.

Attest:

LICENSOR, Zeroloft Corp	LICENSEE, Element 21 Sports Company

/s/ Rebekah Li	/s/ Nataliya Hearn
Rebekah Li, Senior Vice President	Nataliya Hearn, CEO

Exhibit A – Trademarks

Word Mark:

ZEROLOFT, U.S. Trademark Application Serial No. 77/663,982 filed February 5, 2009

ZEROLOFT, U.S. Trademark Application Serial No. 77/855,864 filed October 23, 2009

ZEROLOFT, International Trademark Application Serial No. A0017141 filed September 14, 2009 (initially listing Europe, Japan, China, South Korea and Vietnam)

Stylized Mark:

Exhibit B – Products

Thermal insulation and related insulating fabrics, in Class 17, for use in sport wear apparel and sport wear footwear and related sports specialty items

Sport wear apparel and sport wear footwear, in Class 25

Sports specialty items, in Classes 18, 21 and 28

Exhibit C – Brand Guidelines